Filed Pursuant to Rule 424(b)(3)

Registration No. 333-130869

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated April 26, 2006)

PW EAGLE, INC.

1,323,334 Shares of Common Stock

This Prospectus Supplement No. 2 should be read in conjunction with the prospectus dated April 26, 2006 (as previously supplemented by a prospectus supplement dated June 23, 2006, collectively, the “Prospectus”) relating to the offer and sale from time to time by the selling shareholders identified in the Prospectus of up to 1,323,334 shares of the common stock of PW Eagle, Inc. We will not receive any of the proceeds from the sale of the common stock covered by the Prospectus.

On August 14, 2006, we filed with the U.S. Securities and Exchange Commission (the “SEC”) our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. We also filed Current Reports on Forms 8-K with the SEC on July 27, 2006 and August 2, 2006. The Securities and Exchange Commission allows us to “incorporate” into this prospectus the information we periodically file with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We hereby incorporate by reference the documents listed above, other than information deemed to be furnished to rather than filed with the SEC. Upon written or oral request, we will provide free of charge a copy of the documents we incorporate by reference to each person, including any beneficial owner of our common stock, to whom a copy of this prospectus is delivered. To request a copy of any or all of these documents, you should write or telephone us at the following address and telephone number:

PW Eagle, Inc.

1550 Valley River Drive

Eugene, Oregon 97401

Telephone: (541) 349-8300

In addition, you may access these reports incorporated by reference through our website at www.pweagleinc.com

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus.

Investing in our common stock is speculative and involves risk. See “Risk Factors” beginning on page 4 of the prospectus dated April 26, 2006, together with any additional or modified Risk Factors contained in supplements to such prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 2. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is August 16, 2006.